As filed with the Securities and Exchange Commission on July 31, 2019

Registration No. 333-180268

Registration No. 333-196911

Registration No. 333-207834

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180268

REGISTRATION STATEMENT NO. 333-196911

REGISTRATION STATEMENT NO. 333-207834

UNDER

THE SECURITIES ACT OF 1933

Worldpay, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-4532998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8500 Governor’s Hill Drive

Symmes Township, Ohio 45249

(Address of principal executive offices, including zip code)

Vantiv, Inc. 2012 Equity Incentive Plan

Mercury Payment Systems, LLC 2010 Unit Incentive Plan

Vantiv, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Jared M. Warner, Esq.

General Counsel and Corporate

Secretary of Worldpay, Inc.

8500 Governor’s Hill Drive

Symmes Township, Ohio 45249

(Name and address of agent for service)

(513) 900-5250

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Worldpay, Inc. (formerly known as Vantiv, Inc.) (the “Company”):

(1)

Form S-8 filed on March 21, 2012 (File No. 333-180268), pertaining to an aggregate of 35,000,000 shares of Class A common stock of the Company, par value $0.00001 per share (“Common Stock”), which were issuable pursuant to the Vantiv, Inc. 2012 Equity Incentive Plan;

(2)

Form S-8 filed on June 19, 2014 (File No. 333-196911), pertaining to an aggregate of 1,750,519 shares of Common Stock, which were issuable pursuant to options granted under the Mercury Payment Systems, LLC 2010 Unit Incentive Plan and were assumed by Vantiv, Inc. on June 13, 2014 pursuant to the Transaction Agreement, dated May 12, 2014, by and among Mercury Payment Systems, LLC, Worldpay, Inc. (f/k/a Vantiv, Inc.), National Processing Company, Mars Merger Sub, LLC, Vantiv, LLC, SLP III Quicksilver Feeder I, L.P., and Silver Lake Partners III DE, L.P., in its capacity as agent and attorney-in-fact; and

(3)	Form S-8 filed on November 5, 2015 (File No. 333-207834), pertaining to 2,500,000 shares of Common Stock, which were issuable pursuant to the Vantiv, Inc. Employee Stock Purchase Plan.

On July 31, 2019, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2019, by and among Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), Wrangler Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FIS (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of FIS (the “Merger”).

Each share of Common Stock outstanding immediately prior to the Merger, except for (a) shares of Common Stock owned by the Company as treasury stock or otherwise owned by the Company, FIS or any of their respective subsidiaries (other than any Exception Shares (as defined in the Merger Agreement)) and (b) Dissenting Shares (as defined in the Merger Agreement), if any, was converted into the right to receive (i) 0.9287 shares of common stock of FIS with cash paid in lieu of fractional shares and (ii) $11.00 in cash. Additionally, the Company’s equity awards were converted into corresponding equity awards with respect to shares of common stock of FIS (the “Converted Awards”) pursuant to an exchange ratio designed to maintain the intrinsic value of the applicable award immediately prior to conversion. With respect to the Company’s equity awards that had terms providing for vesting upon satisfaction of performance criteria, the conversion was based on achievement levels specified in the Merger Agreement. The Converted Awards will continue to (i) vest based on continued service and (ii) be governed by the same terms and conditions as were applicable to the corresponding Company equity awards prior to conversion (including with respect to accelerated vesting upon a qualifying termination following the effective time of the Merger).

Due to completion of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned.

WORLDPAY, INC.

Dated: July 31, 2019	By:	/s/ JARED M. WARNER
	Name:	Jared M. Warner
	Title:	General Counsel and Corporate Secretary